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                                                          EXHIBIT NO. EX-99.h.8

                        THE DFA INVESTMENT TRUST COMPANY

                        THE LD U.S. LARGE COMPANY SERIES
                        THE HD U.S. LARGE COMPANY SERIES
                       THE LD U.S. MARKETWIDE VALUE SERIES
                       THE HD U.S. MARKETWIDE VALUE SERIES

                            ADMINISTRATION AGREEMENT

          THIS AGREEMENT made this 27th day of July, 2000, by and between THE DFA INVESTMENT TRUST COMPANY, a Delaware business trust (the "Fund"), on behalf of the:

                        THE LD U.S. LARGE COMPANY SERIES
                        THE HD U.S. LARGE COMPANY SERIES
                       THE LD U.S. MARKETWIDE VALUE SERIES
                       THE HD U.S. MARKETWIDE VALUE SERIES

(the "Portfolios"), separate series' of the Fund, and DIMENSIONAL FUND ADVISORS INC., a Delaware corporation (the "Administrator").

          WHEREAS, the Fund has been organized and operates as an investment company registered under the Investment Company Act of 1940 for the purposes of investing and reinvesting its assets in securities, as set forth in its Registration Statement under the Investment Company Act of 1940, as heretofore amended and supplemented;

          WHEREAS, the Portfolios, as separate series of the Fund, desire to avail themselves of the services, assistance and facilities of an administrator and to have an administrator perform various administrative and other services for them; and

          WHEREAS, the Administrator desires to provide such services to the Portfolios.

          NOW, THEREFORE, in consideration of the terms and conditions hereinafter set forth, it is agreed as follows:

     1. EMPLOYMENT OF THE ADMINISTRATOR. The Fund hereby employs the Administrator to supervise the administrative affairs of the Portfolios, subject to the direction of the board of trustees and the officers of the Fund on the terms hereinafter set forth. The Administrator hereby accepts such employment and agrees to render the services described herein.



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     2.   SERVICES TO BE PROVIDED BY THE ADMINISTRATOR.

          A. The Administrator shall supervise the administrative affairs of the Fund as they pertain to the Portfolios. Specifically, the Administrator shall:

               (1) supervise the services provided to the Fund for the benefit of the Portfolios by the Portfolios' custodian, transfer and dividend disbursing agent, printers, insurance carriers (as well as agents and brokers), independent accountants, legal counsel and other persons who provide services to the Fund for the benefit of the Portfolios;

               (2) assist the Fund to comply with the provisions of applicable federal, state, local and foreign securities, tax, organizational and other laws that

                    (i) govern the business of the Fund in respect of the Portfolios (EXCEPT THOSE THAT GOVERN INVESTMENT OF THE PORTFOLIOS' ASSETS),

                    (ii) regulate the offering of the Portfolios' shares, and

                    (iii) provide for the taxation of the Portfolios;

               (3) provide the shareholders of the Portfolios with such information regarding the operation and affairs of the Portfolios, and their investment in their shares, as they or the Fund may reasonably request;

               (4) assist the Portfolios to conduct meetings of their shareholders if and when called by the board of trustees of the Fund;

               (5) furnish such information as the board of trustees of the Fund may require regarding any investment company in whose shares the Portfolios may invest;

               (6) provide such other administrative services for the benefit of the Portfolios as the board of trustees may reasonably request.

          B. In carrying out its responsibilities under Section A herein, to the extent the Administrator deems necessary or desirable and at the expense of the Portfolios, the Administrator shall be entitled to consult with, and obtain the assistance of, the persons described in Section A, paragraph (1) herein who provide services to the Fund.

          C. The Administrator, at its own expense, shall provide the Fund with such office facilities and equipment as may be necessary to conduct the administrative

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          affairs of the Fund in respect of the Portfolios.

     3. EXPENSES OF THE FUND. It is understood that the Portfolios will pay all of their own expenses incurred to conduct their administrative affairs.

     4. COMPENSATION OF THE ADMINISTRATOR. It is understood that there shall be no fees paid to the Administrator for the services to be rendered by the Administrator to the Portfolios as provided in Section 2 of this Agreement.

     5. ACTIVITIES OF THE ADMINISTRATOR. The services of the Administrator to the Fund or in respect of the Portfolios are not to be deemed exclusive, and the Administrator shall be free to render similar services to others as long as its services to the Fund or in respect of the Portfolios are not impaired thereby.

     6. LIABILITY OF THE ADMINISTRATOR. No provision of this Agreement shall be deemed to protect the Administrator against any liability to the Fund or its shareholders to which it might otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of its duties or the reckless disregard of its obligations under this Agreement.

     7.   DURATION AND TERMINATION.

          A. This Agreement shall become effective on the date written below, provided that prior to such date it shall have been approved by the board of trustees of the Fund, and shall continue in effect until terminated by the Fund or the Administrator on 60 days' written notice to the other.

          B. Any notice under this Agreement shall be given in writing addressed and delivered, or mailed post-paid, to the other party at the principal business office of such party.

     8. SEVERABILITY. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

     9. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of California.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and effective on the 27th day of July, 2000.


THE DFA INVESTMENT TRUST               DIMENSIONAL FUND ADVISORS
COMPANY                                INC.

By:                                    By:
   ----------------------------------     ----------------------------------
    Catherine L. Newell                    Rex A. Sinquefield
    Vice President                         Chairman-Chief Investment Officer